SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K



                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


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         Date of Report (Date of earliest event reported): April 2, 2004




                        CNL HOSPITALITY PROPERTIES, INC.
               (Exact Name of Registrant as Specified in Charter)

          Maryland                        0-24097                59-3396369
(State or other jurisdiction     (Commission File Number)       (IRS Employer
      of incorporation)                                      Identification No.)


                  450 South Orange Avenue                        32801
                     Orlando, Florida                         (Zip Code)
         (Address of principal executive offices)



       Registrant's telephone number, including area code: (407) 650-1000


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ITEM 2.       ACQUISITION OR DISPOSITION OF ASSETS.

         On April 2, 2004, CNL Hospitality Properties, Inc. (the "Company"), through CNL Resort Acquisition Corp., a wholly owned subsidiary of the Company, acquired all of the outstanding capital stock of KSL Recreation Corporation, a Delaware corporation ("KSL"), that was previously owned by KKR Partners II, L.P., a Delaware limited partnership, KKR 1996 Fund, L.P., a Delaware limited partnership, Resort Associates, L.P., a Delaware limited partnership, Golf Associates, L.P., a Delaware limited partnership and certain management stockholders, for approximately $1.4 billion in cash and estimated closing costs of approximately $25 million (the "KSL Acquisition"). The purchase price for the KSL Acquisition was determined on the basis of arm's-length negotiations between the Company and the stockholders of KSL, and was financed by the Company out of approximately $300 million of available cash on hand derived from public offering proceeds and approximately $1.1 billion derived from a draw-down of the KSL Bridge Loan as described below. The six destination resorts we acquired are subject to the outstanding debt of KSL and its subsidiaries (approximately $794 million as of April 2, 2004) (the "Existing KSL Debt") and any other outstanding liabilities.

         The six destination resorts now owned by the Company include the Grand Wailea Resort & Spa on Maui in Wailea, Hawaii; La Quinta Resort and Club and PGA West, in La Quinta, California; Doral Golf Resort and Spa near Miami in Doral, Florida; the Arizona Biltmore Resort and Spa in Phoenix, Arizona; the Claremont Resort & Spa in Berkley, California; and Emerald Pointe Resort at Lake Lanier Islands, Georgia (the "Properties"). In connection with the KSL Acquisition, the Company entered into interim management agreements with an affiliate of the former KSL parent pursuant to which the Properties will be managed until a permanent manager is selected. The Properties comprise approximately 3,531 hotel rooms (including 313 managed condominium villa keys), approximately 391,000 square feet of meeting space, approximately 153,000 square feet of spa and fitness facilities, 15 golf courses, seven clubhouses, 75 tennis courts, 39 restaurants and 59 retail outlets. The 15 golf courses include designs by Nicklaus, Palmer, Norman, Weiskopf, Floyd, Pate and Dye. Three of the courses have been rated as "Top 100" golf courses by Golf Digest.

         In February 2004, the Company received a commitment from an affiliate of Deutsche Bank AG, Cayman Islands Branch, an affiliate of Deutsche Bank AG, to finance the KSL Acquisition with a bridge loan of up to $1.86 billion (the "KSL Bridge Loan"). At the closing of the KSL Acquisition, the Company drew down approximately $1.1 billion on the KSL Bridge Loan. The KSL Bridge Loan has an initial term of nine months with a three month extension available and bears interest at a floating rate of one-month LIBOR plus 275 basis points. The Company has obtained a commitment to refinance the Existing KSL Debt and a portion of the KSL Bridge Loan with the proceeds of permanent financing to be obtained within nine months of consummating the KSL Acquisition (the "New Loan"). The New Loan is expected to be collateralized by four of the properties and have interest rate protection agreements resulting in a $500 million component with a fixed rate of 5.45% and a floating rate component that bears interest at one-month LIBOR plus 200 basis points. The new financing is expected to mature three years from the date it is obtained.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

       (a)    Financial statements relating to the KSL Acquisition.

              Financial Statements required by this Item 7(a) will be filed by amendment within 60 days after the date hereof.

       (b)    Pro forma financial information.

              Pro forma financial information required by this Item 7(b) will be filed by amendment within 60 days after the date hereof.

       (c)    Exhibits.

              The following Exhibits are filed as part of this Current Report on Form 8-K:

         2.1 Stock Purchase Agreement, dated as of February 12, 2004, by and among KKR Partners II, L.P., KKR 1996 Fund, L.P., Resort Associates, L.P., Golf Associates, L.P., CNL Resort Acquisition Corp. and KSL Recreation Corporation (Previously filed as Exhibit 2.1 to the Registrant's Form 8-K filed February 13, 2004 and incorporated herein by reference.)


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            CNL HOSPITALITY PROPERTIES, INC.



Dated: April 16, 2004               By:     /s/ Thomas J. Hutchison III
                                            ------------------------------------
                                            THOMAS J. HUTCHISON III
                                            Chief Executive Officer



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